Exhibit (a)(1)(I)

POLYCOM, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS

WITHDRAWAL FORM

THIS OFFER EXPIRES AT 9:00 P.M., PACIFIC TIME, ON AUGUST 21, 2009,

UNLESS THE OFFER IS EXTENDED

You previously received (1) a copy of the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”); (2) the launch email from OptionExchange@Polycom.com, dated July 27, 2009; (3) this withdrawal form, together with its instructions; and (4) the election form, together with its instructions, by which you elected to ACCEPT Polycom’s offer to exchange some or all of your eligible options. You should submit this withdrawal only if you now wish to change that election and REJECT Polycom’s offer with respect to some or all of your eligible options.

To withdraw your election to exchange some or all of your eligible options, you must do one of the following by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 21, 2009:

1. Access Polycom’s offer website by going to https://polycom.equitybenefits.com and enter your employee ID and password. If this is the first time you are logging into the offer website, you should use the password provided to you in a separate email from OptionExchange@Polycom.com, dated July 27, 2009.

2. After logging into the offer website, review the information and proceed through to the Election Form page. You will be provided with personalized information regarding the eligible options you hold, including your eligible option grants, the exchange ratio applicable to each eligible option grant, the grant date of your eligible options, the number of shares vested for each of your eligible options, the exercise price of your eligible options, the number of outstanding shares subject to your eligible options, and the number of RSUs that would be issued in exchange for each eligible option grant. Additionally, the offer website will indicate the selections you previously made with respect to eligible options you want to exchange pursuant to the offer. You also can review your eligible options in the Exchange Calculator, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from exchanged options or the RSUs to be granted pursuant to the offer if you choose to exchange options. The Exchange Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the offer. For example, the Exchange Calculator does not account for vesting. Note that you will be able to profit from an RSU only if it actually vests. Therefore, even if the Exchange Calculator shows that the potential profit on an RSU is greater than for an exchanged option at the assumed prices you enter, you would be able to profit from the RSU only if it actually vests. Note also that because of the rounding resulting from the vesting of fractional shares, the values shown could be slightly higher or lower than the actual result. In addition, this Exchange Calculator does not take into consideration the difference in taxation between RSUs and stock options.

3. On the Election Form page, select the appropriate box next to each of your previously-selected eligible options to indicate that you do not want to exchange those eligible options pursuant to the offer.

4. If you are an employee in the Netherlands or if you resided in the Netherlands when your eligible options were granted to you, print out the Dutch agreement attached as Schedule A to the election form, sign and date the Dutch agreement and fax it to the Stock Administration Department at 1-925-924-5702. Note that your election to participate in the offer will not be valid unless the properly signed and dated Dutch agreement is received by Polycom by the expiration date.

5. Proceed through the offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the Terms of Election, submit your election.

6. Upon submitting your revised election, a Confirmation Statement will be generated by the offer website. Please print and keep a copy of the Confirmation Statement for your records.

Alternatively, you may submit a withdrawal form via facsimile by doing the following:

1. Properly complete, date and sign the withdrawal form; and

2. Fax the properly completed withdrawal form to:

Stock Administration Department

Fax: 1-925-924-5702

If you withdraw your acceptance of the offer with respect to some or all of your eligible options, you will not receive any restricted stock units in replacement for the withdrawn options. You will keep all of the options that you withdraw. These options will continue to be governed by the plan under which they were granted, and by the existing option agreements between you and Polycom.

You may change your mind after you have submitted a withdrawal and elect to exchange some or all of your eligible options by submitting a new election to Polycom by 9:00 p.m., Pacific Time, on August 21, 2009 (unless we extend the offer).

Please select the appropriate box below. To help you recall your outstanding eligible options, please refer to the grant information available via Polycom’s offer website which lists your eligible option grants, the exchange ratio applicable to each eligible option grant, the grant date of your eligible options, the number of shares vested for each of your eligible options, the exercise price of your eligible options, the number of outstanding shares subject to your eligible options, and the number of RSUs that would be issued in exchange for each eligible option grant. If you are unable to access your grant information via the offer website, you may contact:

Stock Administration Department

Polycom, Inc.

4750 Willow Road

Pleasanton, CA 94588

Phone: 1-925-924-5727

Email: OptionExchangeQuestions@Polycom.com

☐ I wish to withdraw my election to exchange and instead REJECT the offer as to ALL of my options. I do not wish to exchange any options.

OR

☐ I wish to withdraw my election to exchange options as to my eligible options listed below (please list). Any options previously elected to be exchanged by me pursuant to this offer in my most recent election but not withdrawn below will remain elected for exchange in the offer. I do not wish to exchange the following listed options: (please list each option you wish to withdraw)

Grant Number	Grant Date

SUBMIT NO LATER THAN 9:00 P.M., PACIFIC TIME, ON AUGUST 21, 2009

(UNLESS THE OFFER IS EXTENDED).

Withdrawal Terms & Conditions

1. I agree that my decision to accept or reject the offer with respect to all or some of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange.

2. I understand that I may change my withdrawal at any time by completing and submitting a new election and/or withdrawal no later than 9:00 p.m. Pacific Time, on August 21, 2009 (unless the offer is extended) and that any election and/or withdrawal submitted and/or received after such time will be void and of no further force and effect.

3. If my employment with Polycom or its subsidiaries terminates before the offer expires, I understand that I will cease to be an eligible employee under the terms of the offer and any election that I have made prior to the termination of my employment with Polycom to exchange my eligible options will be ineffective. As a result, my eligible options will not be exchanged under the offer and I will not receive RSUs.

4. I agree that decisions with respect to future grants under any Polycom equity compensation plan will be at the sole discretion of Polycom.

5. I agree that: (i) the offer is discretionary in nature and may be suspended or terminated by Polycom, in accordance with the terms set forth in the offer documents, at any time prior to the expiration of the offer; (ii) Polycom may, at its discretion, refuse to accept my election to participate; and (iii) the offer is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

6. I agree that: (i) the value of any RSUs and participation in the offer made pursuant to the offer is an extraordinary item of income which is outside the scope of my employment contract, if any;

(ii) the offer value of any RSUs granted pursuant to the offer is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

7. Neither my participation in the offer nor this withdrawal shall be construed so as to grant me any right to remain in the employ of Polycom or any of its subsidiaries and shall not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause (subject to the terms of my employment contract, if any).

8. For the exclusive purpose of implementing, administering and managing my participation in or rejection of the offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer and Polycom and its subsidiaries and affiliates. I understand that Polycom and my employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Polycom, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the offer (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources department representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the offer. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the offer. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources department representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources department representative.

9. Regardless of any action that Polycom or a subsidiary or affiliate of Polycom takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the offer (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. In that regard, I authorize Polycom and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages, from the proceeds of any stock sales or other cash payment paid to me by Polycom and/or its subsidiaries. Finally, I agree to pay to Polycom or its subsidiary any amount of Applicable Withholdings that Polycom or its subsidiary may be required to withhold as a result of my participation in the offer if Polycom does not satisfy the Applicable Withholding through other means.

10. I acknowledge that I may be accepting part or all of the offer and the terms and conditions of this withdrawal in English and I agree to be bound accordingly.

11. I acknowledge and agree that none of Polycom or a subsidiary or affiliate of Polycom, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the offer, other than any information contained in the offer documents.

12. I agree that participation in the offer is governed by the terms and conditions set forth in the offer documents and this withdrawal form. I acknowledge that I have received the offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making an election to participate in or reject the offer and that I have knowingly accepted or rejected the offer. I agree that any and all decisions or interpretations of Polycom upon any questions relating to the offer and this withdrawal form will be given the maximum deference permitted by law, although I have all rights accorded to me under applicable law to challenge such decision or interpretation in a court of competent jurisdiction.

13. I further understand that if I submit my withdrawal by facsimile, Polycom intends to send me a confirmation of my withdrawal by email at my address as I have provided to Polycom below, within 2 U.S. business days after Polycom receives my withdrawal. I understand that if I submit my withdrawal via the offer website, the Confirmation Statement provided on the offer website at the time I submit my withdrawal will provide evidence that I submitted my withdrawal and that I should print and keep a copy of such Confirmation Statement for my records. If I have not received a confirmation, I understand that it is my responsibility to ensure that my withdrawal has been received no later than 9:00 p.m. Pacific Time, on August 21, 2009. I understand that only responses that are complete, signed (electronically or otherwise), dated and actually received by Polycom by the deadline will be accepted.

(Required)

☐ I acknowledge and agree with the terms and conditions stated above.

Employee Signature	Date

Employee Name (Please print)

Employee Email

WITHDRAWAL INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of the Withdrawal.

To withdraw your election to exchange some or all of your eligible options, you must do one of the following by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 21, 2009:

1. Access Polycom’s offer website by going to https://polycom.equitybenefits.com and enter your employee ID and password. If this is the first time you are logging into the offer website, you should use the password provided to you in a separate email from OptionExchange@Polycom.com, dated July 27, 2009.

2. After logging into the offer website, review the information and proceed through to the Election Form page. You will be provided with personalized information regarding the eligible options you hold, including your eligible option grants, the exchange ratio applicable to each eligible option grant, the grant date of your eligible options, the number of shares vested for each of your eligible options, the exercise price of your eligible options, the number of outstanding shares subject to your eligible options, and the number of RSUs that would be issued in exchange for each eligible option grant. Additionally, the offer website will indicate the selections you previously made with respect to eligible options you want to exchange pursuant to the offer. You also can review your eligible options in the Exchange Calculator, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from exchanged options or the RSUs to be granted pursuant to the offer if you choose to exchange options. The Exchange Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the offer. For example, the Exchange Calculator does not account for vesting. Note that you will be able to profit from an RSU only if it actually vests. Therefore, even if the Exchange Calculator shows that the potential profit on an RSU is greater than for an exchanged option at the assumed prices you enter, you would be able to profit from the RSU only if it actually vests. Note also that because of the rounding resulting from the vesting of fractional shares, the values shown could be slightly higher or lower than the actual result. In addition, this Exchange Calculator does not take into consideration the difference in taxation between RSUs and stock options.

3. On the Election Form page, select the appropriate box next to each of your previously-selected eligible options to indicate that you do not want to exchange those eligible options pursuant to the offer.

4. If you are an employee in the Netherlands or if you resided in the Netherlands when your eligible options were granted to you, print out the Dutch agreement attached as Schedule A to the election form, sign and date the Dutch agreement and fax it to the Stock Administration Department at 1-925-924-5702. Note that your election to participate in the offer will not be valid unless the properly signed and dated Dutch agreement is received by Polycom by the expiration date.

5. Proceed through the offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the Terms of Election, submit your election.

6. Upon submitting your revised election, a Confirmation Statement will be generated by the offer website. Please print and keep a copy of the Confirmation Statement for your records.

Alternatively, you may submit a withdrawal form via facsimile by doing the following:

1. Properly complete, date and sign the withdrawal form; and

2. Fax the properly completed withdrawal form to:

Stock Administration Department

Polycom, Inc.

Fax: 1-925-924-5702

If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal by facsimile, we intend to confirm the receipt of your election or withdrawal by email within 2 U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal. Only responses that are properly completed and actually received by Polycom by the deadline by the offer website or facsimile will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. Note that if you submit any election and/or withdrawal via facsimile within the last several U.S. business days prior to the expiration of the offer, time constraints may prevent Polycom from providing a confirmation by email prior to the expiration of the offer. The delivery of all documents, including elections and withdrawals, is at your risk. Delivery will be deemed made only when actually received by us.

Although by submitting a withdrawal you have withdrawn some or all of your previously tendered options from the offer, you may change your mind and re-elect to exchange some or all of the withdrawn eligible options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn will not be deemed properly tendered for purposes of the offer, unless you properly re-elect to exchange those eligible options before the expiration date. Tenders to re-elect to exchange eligible options may be made at any time on or before the expiration date. If Polycom extends the offer beyond that time, you may re-tender your eligible options at any time until the extended expiration date of the offer. Due to certain requirements under U.S. securities laws, an exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on September 21, 2009 (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your options at any time thereafter but prior to our acceptance.

To re-elect to tender the withdrawn eligible options, you must do one of the following after the last withdrawal you submit but on or before 9:00 p.m., Pacific Time on August 21, 2009 (unless we extend the offer):

1.	Access Polycom’s offer website by going to https://polycom.equitybenefits.com and enter your employee ID and password. If this is the first time you are logging into the offer website, you should use the password provided to you in a separate email from OptionExchange@Polycom.com, dated July 27, 2009.

2.	After logging into the offer website, review the information and proceed through to the Election Form page. You will be provided with personalized information regarding the eligible options you hold, including your eligible option grants, the exchange ratio applicable to each eligible option grant, the grant date of your eligible options, the number of shares vested for each of your eligible options, the exercise price of your eligible options, the number of outstanding shares subject to your eligible options, and the number of RSUs that would be issued in exchange for each eligible option grant. You also can review your eligible options in the Exchange Calculator, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from exchanged options or the RSUs to be granted pursuant to the offer if you choose to exchange options. The Exchange Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the offer. For example, the Exchange Calculator does not account for vesting. Note that you will be able to profit from an RSU only if it actually vests. Therefore, even if the Exchange Calculator shows that the potential profit on an RSU is greater than for an exchanged option at the assumed prices you enter, you would be able to profit from the RSU only if it actually vests. Note also that because of the rounding resulting from the vesting of fractional shares, the values shown could be slightly higher or lower than the actual result. In addition, this Exchange Calculator does not take into consideration the difference in taxation between RSUs and stock options.

3.	On the Election Form page, select the appropriate box next to each of your eligible options to indicate which eligible options you choose to exchange pursuant to the offer.

4.	If you are an employee in the Netherlands or if you resided in the Netherlands when your eligible options were granted to you, print out the Dutch agreement attached as Schedule A to the election form, sign and date the Dutch agreement, and fax it to the Stock Administration Department at 1-925-924-5702. Note that your election to participate in the offer will not be valid unless the properly signed and dated Dutch agreement is received by Polycom by the expiration date.

5.	Proceed through the offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the Terms of Election, submit your election.

6.	Upon submitting your election, a Confirmation Statement will be generated by the offer website. Please print and keep a copy of the Confirmation Statement for your records.

Alternatively, you may submit your election form by facsimile by doing the following:

1.	Properly complete, sign and date the election form.

2.	If you are an employee in the Netherlands or if you resided in the Netherlands when your eligible options were granted to you, sign and date the Dutch agreement attached as Schedule A to the election form.

3.	Fax the properly completed election form (including, if applicable, the properly completed Dutch agreement) to:

Stock Administration Department

Fax: 1-925-924-5702

Your options will not be deemed properly tendered for purposes of the offer unless the withdrawn options are properly re-tendered for exchange before the expiration date by delivery of a new election following the procedures described in the instructions to the election. Such new election must be received by us after any election and any withdrawal you previously have submitted. Upon the receipt of such a new, properly completed election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election. Any prior election will be disregarded. Accordingly, your new election must indicate all eligible options you wish to exchange, not just those you wish to add. You will be bound by the last properly submitted election and/or withdrawal received by us prior to the expiration date.

Although it is our intent to send you an email confirmation of receipt of this withdrawal, by completing and submitting this withdrawal, you waive any right to receive any notice of the withdrawal of the tender of your eligible options.

2.	Signatures on this Withdrawal.

Logging into the offer website and completing and submitting your withdrawal via Polycom’s offer website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.

Withdrawals by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website.

3.	Requests for Assistance or Additional Copies.

Any questions regarding the offer or requests for additional copies of the Offer to Exchange or this withdrawal form may be directed to:

Stock Administration Department

Polycom, Inc.

4750 Willow Road

Pleasanton, CA 94588

Phone: 1-925-924-5727

Email: OptionExchangeQuestions@Polycom.com

Copies will be furnished promptly at Polycom’s expense.

4.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawals. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any withdrawals that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn. No withdrawals of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal must be received no later than 9:00 p.m., Pacific Time, on August 21, 2009 (unless the offer is extended), via facsimile or Polycom’s offer website by:

Stock Administration Department

Fax: 1-925-924-5702

Offer website: https://polycom.equitybenefits.com

5.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, the launch email from OptionExchange@Polycom.com, dated July 27, 2009, the election form, together with its instructions, and this withdrawal form, together with its instructions, before deciding whether or not to participate in the offer.

6.	Important Tax Information.

Please refer to Section 14, titled “Material income tax consequences,” and Schedule C, titled “Guide to Tax Issues in Argentina,” through Schedule Z, titled “Guide to Tax Issues in United Kingdom,” of the Offer to Exchange, which contain important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.